UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2019

 KINSALE CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37848	98-0664337
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2221 Edward Holland Drive, Suite 600
Richmond, VA 23230
(Address of principal executive offices)

(804) 289-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	KNSL	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On May 28, 2019 (the “Effective Date”), Kinsale Capital Group, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders referred to therein (collectively, the “Lenders”). The description of the Credit Agreement provided below is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is included as an exhibit to this report.
Pursuant to the Credit Agreement, the Lenders have provided the Company with a $50 million senior unsecured revolving credit facility (the “Credit Facility”). Borrowings under the Credit Facility will be used to fund construction of the Company’s new headquarters and may also be used for working capital and general corporate purposes. Interest rates on borrowings under the Credit Agreement are based on prevailing interest rates and the applicable margin, as described in the Credit Agreement.

The Credit Agreement contains customary representations and affirmative and negative covenants, including financial covenants that require the Company to have (i) as of the last day of each fiscal quarter, a minimum Consolidated Net Worth (as defined in the Credit Agreement) of not less than the sum of (a) $212,500,000 plus (b) for each fiscal year through the term of the Credit Agreement commencing with the fiscal year of the Company ending December 31, 2019, an amount equal to fifty percent (50%) of Consolidated Net Income (as defined in the Credit Agreement) (provided that for purposes of calculating Consolidated Net Income in respect of this clause (b), any after-tax unrealized gains and losses on equity investments shall be excluded, to the extent such equity investments are no longer classified as “available-for-sale” following the Company’s adoption of accounting standard ASU 2016-01 “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities”) for the most recently ended fiscal year of the Company (if positive) plus (c) an amount equal to 50% of the net cash proceeds received by the Company from the issuance of any of its Equity Interests (as defined in the Credit Agreement) issued during the period from, and including, the Effective Date through the end of such fiscal quarter, (ii) a ratio of Total Debt (as defined in the Credit Agreement) to Total Capitalization (as defined in the Credit Agreement) of no greater than 35% at any time and (iii) a financial strength rating for each Regulated Insurance Company (as defined in the Credit Agreement) by A.M. Best Company of no less than “A-” at any time. The Credit Agreement also contains customary events of default (including non-payment of principal or interest and breaches of covenants). If any event of default occurs and is not cured within the applicable grace period, the outstanding loans under the facility may be accelerated by lenders holding a majority of the loans under the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.	Description
10.1	Credit Agreement, dated as of May 28, 2019, among Kinsale Capital Group, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated:  May 29, 2019
By:	/s/ Bryan P. Petrucelli
Name:	Bryan P. Petrucelli
Title:	Senior Vice President, Chief Financial Officer and Treasurer